Exhibit 16.1

May 2, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Tevogen Bio Holdings Inc., a Delaware corporation (f/k/a Semper Paratus Acquisition Corporation) under Item 4.01 of its Current Report on Form 8-K dated May 2, 2024. We agree with the statements concerning our Firm in such Current Report on Form 8-K; we are not in a position to agree or disagree with other statements of Tevogen Bio Holdings Inc., a Delaware corporation (f/k/a Semper Paratus Acquisition Corporation) contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp